Exhibit 99.1

Press Release

COWEN GROUP ESTABLISHES COWEN FINANCE

Business Will Focus on Originating and Syndicating Mid-Market Corporate Loans

New York, September 29, 2014 - Building upon Cowen and Company’s success in developing a debt capital markets effort focused on emerging growth companies, Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN), parent company of Cowen and Company, today announced that it has formed Cowen Finance, a commercial finance company.  Cowen currently expects to make an initial equity investment of up to $125 million in Cowen Finance, with this investment funded by Cowen over time.  Cowen Finance will work together with Cowen and Company’s investment banking and debt capital markets businesses to originate, syndicate and utilize Cowen’s capital to provide a broad range of credit solutions to the firm’s corporate clients.

Peter A. Cohen, Chairman and Chief Executive Officer of Cowen Group, said, “Our move into direct lending is a natural extension of our success at providing clients with debt capital markets financing advice over the past few years.  As investment professionals, we have a long history of investing our balance sheet where we see attractive returns on capital from driving growth in our operating businesses.”

Jeffrey M. Solomon, President of Cowen Group, said, “Given the diminished lending appetite by traditional banks into the middle market, companies and financial sponsors have expressed their need for a broader range of lending solutions.  With the launching of Cowen Finance, we have a unique opportunity to meet this need by partnering with our investment banking and capital markets division to provide additional financing solutions to our clients.”

Cowen Finance’s lending and risk activities will be managed separately from the investment bank as a wholly owned subsidiary of Cowen Group.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company and its affiliates make up the Company’s broker-dealer segment.  Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital.  Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors.  Founded in 1918, the firm is headquartered in New York and has offices worldwide.

Contacts

Media:

Dan Gagnier/Carissa Felger

Sard Verbinnen & Co

212-687-8080